EXHIBIT 10.43

MASIMO CORPORATION

CEO AND EXECUTIVE OFFICER EQUITY AWARD COMPENSATION POLICY

Effective May 24, 2007

EQUITY COMPENSATION

In order to provide the Chief Executive Officer and the other executive officers of Masimo Corporation (the “Corporation”) with a long-term incentive compensation award, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has established this CEO and Executive Officer Equity Award Compensation Policy (the “Policy”).

ELIGIBILITY

The Chief Executive Officer hereby is, and shall always be, subject to the Policy. The Committee shall set by resolution from time to time the names and titles of other executive officers of the Company who shall be subject to the Policy. A person subject to the Policy shall hereinafter be referred to as a “Policy Participant” and persons subject to the Policy collectively referred to as the “Policy Participants.”

Each Policy Participant shall become eligible to receive an annual option grant of a non-qualified stock option to purchase shares of Common Stock of the Company (“Common Stock”) commencing upon (i) the effective date of this Policy (the “Effective Date”), for each Policy Participant who has at any time prior to the Effective Date become vested as to at least 80% of the shares of Common Stock subject to a stock option granted by the Company to such Policy Participant, and (ii) for all other Policy Participants, the first date that such Policy Participant becomes vested as to at least 80% of the shares of Common Stock subject to a stock option granted by the Company to such Policy Participant (such Policy Participant’s initial eligibility date, the “Eligibility Date”).

ANNUAL GRANTS

Chief Executive Officer

Commencing on the Eligibility Date for the Chief Executive Officer, and each anniversary thereafter, the Chief Executive Officer shall be entitled to receive an annual grant of a non-qualified stock option to purchase an aggregate of 100,000 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions occurring on or after the Effective Date), that vests at a rate of 20% per year, with an exercise price equal to 100% of the fair market value (as defined under the applicable stock option plan pursuant to which the grant was made) of one share of Common Stock on the date of grant. Each such option shall be granted at the first meeting held, or action by unanimous written consent taken, by the Committee on or after the Chief Executive Officer’s Eligibility Date, or anniversary thereof, as applicable, at which time the Company is not subject to a trading blackout under its Insider Trading and Window Period Policy.

Other Policy Participants

Commencing on the Eligibility Date for each other Policy Participant, and each anniversary thereafter, such other Policy Participant shall be entitled to receive an annual grant of a non-qualified stock option to purchase that number of shares of Common Stock determined by the Committee, which option shall vest at a rate of 20% per year and have an exercise price equal to 100% of the fair market value (as defined under the applicable stock option plan pursuant to which the grant was made) of one share of Common Stock on the date of grant. Each such option shall be granted at the first meeting held, or action by unanimous written consent taken, by the Committee on or after the Eligibility Date for such other Policy Participant, or anniversary thereof, as applicable, at which time the Company is not subject to a trading blackout under its Insider Trading and Window Period Policy.

REVIEW OF EXECUTIVE OFFICER EQUITY AWARD COMPENSATION

The form and amount of compensation paid to the Company’s Chief Executive Officer and other executive officers shall be reviewed from time to time by the Committee.